Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-203578 and 333-218886 on Form S-3 and in Registration Statement Nos. 333-143432, 333-182427, and 333-157151 on Form S-8 of our report dated February 23, 2018, relating to the consolidated financial statements and financial statement schedules of Pinnacle West Capital Corporation and subsidiaries, and the effectiveness of Pinnacle West Capital Corporation and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K of Pinnacle West Capital Corporation for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP
Phoenix, Arizona
February 23, 2018